Exhibit 10.33

3/30/2023

Peter Flynn, PhD

Re:	Separation Agreement

Dear Pete:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Artiva Biotherapeutics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION. Your employment termination date will be March 31, 2023 (the “Separation Date”).

2. ACCRUED WAGES PAID TIME OFF. On the Separation Date, the Company will pay you all accrued wages, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain available after your Separation Date to answer any questions from the Company regarding your previous job duties; and (iv) comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Severance Payment. The Company will pay you, as severance, an amount equivalent to six (6) months of your current base rate of pay in the total amount of $239,350 subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you in a lump sum on the Company’s regular payroll within fourteen (14) days after the Effective Date (as defined below).

(b) Health Insurance; COBRA. Your health insurance benefits will continue through March 31, 2023. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 100, San Diego CA 92121

for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the last day of the sixth (6th) month following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

4. EQUITY.

(a) Options. You were granted option awards to purchase shares of the Company’s common stock, pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”), as set forth below. Under the terms of the Plan and your stock option grants, subject to your entry into the Consulting Agreement dated April 1, 2023 (attached hereto as Exhibit A, and hereafter the “Consulting Agreement”), your Continuous Service (as defined in the Plan) and vesting will not cease as of the Separation Date and will continue through the term of the Consulting Agreement.

Grant Number	Exercise Price per Share	Total Shares Subject to Option
G-2	$1.17	165,000 (remaining after 85,000 shares were early exercised)
G-24	$1.40	210,000
G-29	$7.19	169,000

(b) Restricted Stock. You were granted a restricted stock award on April 15, 2019 for 90,000 shares. Under the terms of the restricted stock award, subject to your entry into the Consulting Agreement, your vesting will not cease as of the Separation Date and will continue through the term of the Consulting Agreement.

(c) Additional Vesting. As an additional severance benefit, if the Company terminates the Consulting Agreement for convenience prior to twelve (12) months from the effective date of the Consulting Agreement (the “First Anniversary”), the vesting of your options and restricted stock award will continue until the earlier of (i) the First Anniversary or (ii) the

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

occurrence of a Conflict. A “Conflict” shall be deemed to have arisen if you manage, operate, join, control or participate in the ownership, management, operation or control of, or is connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, partner or otherwise, whether for compensation or not, any entity that engages in the research, development, manufacturing, production, marketing or sale of cellular immunotherapies (i) utilizing natural killer cells, or (ii) a non-NK cell therapy being developed for lymphomas (including Hodgkin’s and non-Hodgkin’s lymphoma). For the avoidance of doubt, vesting of your options and restricted stock award will cease immediately if you terminate the Consulting Agreement for convenience or the Company terminates the Consulting Agreement for material breach, including due to a Conflict.

(d) Option Repricing. As an additional one-time severance benefit, in the event that the Company reprices option grants for current employees during the term of the Consulting Agreement, or, if later, by the First Anniversary (except in the event that you terminate the Consulting Agreement for convenience, or the Company terminates the Consulting Agreement for material breach, including due to a Conflict), all of your options for which repricing will reduce the exercise price will also be subject to such repricing, with no other changes to the option agreements.

(e) Extended Exercise Period. As an additional severance benefit, the exercise period for all of your vested options will be extended until the date that is three (3) years from the termination of the Consulting Agreement; provided that in the event a Conflict arises during the extended exercise period, the extended exercise period will end and you must exercise any vested options within ninety (90) days of the occurrence of the Conflict. You understand and agree that amending your option grants to provide for an extended exercise period may convert any options that were granted as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 (as amended) to no longer be “incentive stock options.” The loss of “incentive stock options” status has tax implications that you should discuss with your own tax and legal advisors. If you do not wish to extend the post-termination exercise window of the options, the options will retain “incentive stock options” status as long as you exercise the options within three (3) months following ceasing of vesting.

(f) Carve-Out Plan. The Company does not currently have in place a management or employee carve-out plan that reserves a portion of proceeds of a sale transaction of the Company (a “Carve-Out Plan”), or any plans to implement such a plan. However, in the event that the Company adopts a Carve-Out Plan and a transaction subject to the Carve-out Plan occurs during the term of the Consulting Agreement or, if later, by the First Year Anniversary, except in the event that you terminate the Consulting Agreement for convenience or the Company terminates the Consulting Agreement for material breach, including due to a Conflict, you will be eligible to participate in the Carve-Out Plan as if you were still an employee, taking into account such factors as the Board deems appropriate, which may include (though are not limited to), your ownership stake in the Company, and any contributions you may make to effectuating such a transaction.

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

5. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not earn by the Separation Date, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

6. EXPENSE REIMBURSEMENTS. You agree that, within ten (10) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. RETURN OF COMPANY PROPERTY. By no later than three (3) calendar days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property, and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within three (3) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.

8. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may make such statements and disclosures

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

as set forth in the section of this Agreement entitled “Protected Rights.” Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit you from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission. Nothing in this Agreement in any way prohibits or is intended to restrict you from discussing the terms and conditions of your employment with co-workers, exercising protected rights under Section 7 of the National Labor Relations Act (NLRA), exercising protected rights to the extent that such rights cannot be waived by agreement, or otherwise disclosing information as permitted by law.

9. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, negligence, personal injury, conversion, and discharge in violation of public policy; (v) all federal, state, and local constitutional, statutory, or regulatory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended); and all bases for recovering costs, fees, or other expenses incurred in these matters, including attorneys’ fees. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.

(d) Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

(e) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

11. SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

12. REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury and has no known occupational diseases for which you have not already filed a workers’ compensation claim.

13. CONTINUING OBLIGATIONS; NON-DISPARAGEMENT. You acknowledge and reaffirm your continuing obligations under your signed Employee Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B and which is incorporated herein by reference, and agree to abide by those continuing obligations. You also agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation, under Section 7 of the National Labor Relations Act’s protections of protected concerted activities, or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.”

14. NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents.

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

15. COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

16. DISPUTE RESOLUTION. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment, or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding, and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

17. MISCELLANEOUS. This Agreement, including the Exhibits, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. The Company may freely assign this Agreement without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures on this Agreement communicated by facsimile or other similar electronic transmission or a digital signature provided through DocuSign®, Adobe Sign (or some other similar service) shall be considered an original signature, and the use of electronic signatures and the keeping of records in electronic form be granted the same legal effect, validity, or enforceability as a signature affixed by hand or the use of a paper-based record keeping system to the extent and as provided for in any applicable law including the Federal Electronic Signatures in Global and National Commerce Act, California digital signature regulations, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature page follows]

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

If this Agreement is acceptable to you, please sign below and return to    . You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

ARTIVA BIOTHERAPEUTICS, INC.

/s/ Fred Aslan	3/31/2023
Signature	Date

Fred Aslan, MD
Name

Chief Executive Officer
Title

EXHIBIT A – Consulting Agreement

EXHIBIT B – Employee Confidential Information and Invention Assignment Agreement

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Peter Flynn	3/31/2023
Signature	Date

Peter Flynn
Name

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

Exhibit A

CONSULTING AGREEMENT

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

Exhibit B

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT

Artiva Biotherapeutics, Inc. | 5505 Morehouse Drive, Suite 200, San Diego CA 92121

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